                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           Computer Integration Corp.
--------------------------------------------------------------------------------
                              (Name of Registrant)

                           Computer Integration Corp.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(4) and 0-11.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------

     (4)  Date Filed:

          ---------------------------------------------------------------------

                           COMPUTER INTEGRATION CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Computer Integration Corp.

     The annual meeting (the "Annual Meeting") of stockholders of Computer Integration Corp. (the "Company"), will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486 on October 30, 1996 at 10:00 a.m. for the following purposes:

     1. To elect five directors;

     2. To consider and vote upon a proposal to amend the Company's 1994 Stock Option Plan;

     3. To ratify the Company's selection of the accounting firm of Ernst & Young LLP as the Company's independent certified public accountants; and

     4. To transact such other business as may properly be brought before the Annual Meeting.

     The Board of Directors has fixed the close of business on September 30, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

                                           By Order of the Board of Directors

                                           By: /s/  Ronald G. Farrell
                                              ---------------------------------
                                              Ronald G. Farrell, President

October 17, 1996

     IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                           COMPUTER INTEGRATION CORP.
                                7900 GLADES ROAD
                                   SUITE 440
                           BOCA RATON, FLORIDA 33434

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Computer Integration Corp. (the "Company") to be voted at the annual meeting of stockholders ("Annual Meeting") of the Company referred to in the foregoing Notice and is accompanied by a copy of the Company's Form 10-K for the fiscal year ended June 30, 1996. Unless the context otherwise requires, the term "Company" includes Computer Integration Corp. and its wholly-owned operating subsidiary, CIC Systems, Inc. ("Systems"). Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted: (i) FOR the election as directors of the persons who have been nominated by the Board of Directors; (ii) FOR the proposed amendment to the Company's 1994 Stock Option Plan; (iii) FOR the ratification of the Company's selection of independent certified public accountants; and (iv) in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter either by writing the Secretary of the Company at the above address or by attending the Annual Meeting and revoking the proxy in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     This Proxy Statement and the accompanying proxy are being sent on or about October 17, 1996 to stockholders entitled to vote at the Annual Meeting. The entire cost of soliciting proxies hereunder will be borne by the Company and will be made through the use of the mails. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

     As of September 20, 1996, the Company had outstanding 6,953,038 shares of Common Stock which are entitled to vote at the Annual Meeting, each share being entitled to one vote. Only stockholders of record at the close of business on September 30, 1996 will be entitled to vote at the meeting. Officers, directors and certain related stockholders of the Company, collectively owning approximately 56.5% of the outstanding shares of Common Stock, have indicated their intention to vote in favor of each of the proposals to be voted upon at the Annual Meeting and for the election as directors of the persons who have been nominated by the Board of Directors.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock, par value $.001 per share ("Common Stock") as of October 4, 1996 by the Company's executive officers and directors and each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the shares shown as beneficially owned by such persons, subject to applicable community property laws. However, as indicated by the notes following the table, certain shares are deemed to be beneficially owned by more than one person or entity as a result of attribution of ownership among affiliated persons and entities.

                                                                     SHARES BENEFICIALLY OWNED
                                                                     -------------------------
                NAME AND ADDRESS OF BENEFICIAL OWNER                  NUMBER           PERCENT
-------------------------------------------------------------------- ---------         -------
Araldo A. Cossutta.................................................. 2,842,685(1)        38.2%
  920 Fifth Avenue
  New York, NY 10021
Ronald G. Farrell................................................... 1,574,585(2)        21.7%
  7900 Glades Road, Suite 440
  Boca Raton, FL 33434
Renee Cossutta, Trustee.............................................   565,462(3)         8.1%
  1724 Red Cliff Street
  Los Angeles, CA 90026
Current Exchange, Inc...............................................   515,000(4)         7.4%
  10567 Elmcrest
  Clive, IA 50325
Michael Moskowitz...................................................   404,136(5)         5.8%
  66 Cranberry Lane
  Needham, MA 02192
Frank J. Zappala, Jr................................................   212,658(6)         3.0%
  5584 S.W. Quail Hollow
  Palm City, FL 34990
John F. Chiste......................................................   101,329(7)         1.5%
  7900 Glades Road, Suite 440
  Boca Raton, FL 33434
Ronald G. Assaf.....................................................    48,500(8)           *
  7900 Glades Road, Suite 440
  Boca Raton, FL 33434
Samuel C. McElhaney.................................................        10              *
  8200 Fairview Road
  Charlotte, NC 28226
All executive officers and directors as a
  group (6 persons)................................................. 4,779,767(9)        57.1%

---------------

 *  Less than 1%.

(1) Includes 456,000 shares of Common Stock issuable upon the conversion of 11,400 shares of Series D Preferred Stock, 500,000 shares of Common Stock issuable upon the conversion of 125 shares of Series E Stock, and 16,000 shares of Common Stock owned by trusts for which Mr. Cossutta is the sole trustee. Also includes immediately exercisable options to purchase (i) 5,000 shares of Common Stock, which are exercisable at $.10 per share and expire on March 30, 1999; (ii) 5,000 shares of Common Stock, which are exercisable at $1.00 per share and expire on July 12, 2000; and (iii) 10,000 shares of Common Stock, which are exercisable at $4.00 per share and expire on October 12, 2001. Excludes 569,462 shares held in trust, with independent trustees, for the benefit of Mr. Cossutta's children and by other family members. Mr. Cossutta has disclaimed beneficial ownership of such shares (See Note 3 below).
(2) Includes (i) 1,086,585 shares of Common Stock held by RGF Investments, Inc., a Florida corporation ("RGFI"), of which Mr. Farrell is the sole stockholder, director and executive officer; (ii) immediately exercisable options to purchase 118,000 shares of Common Stock at an exercise price per share of $1.10, which options expire on September 30, 1999; and (iii) options to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share which are exercisable if the price of the Common Stock is at least $6.00 per share or greater for a period of two consecutive weeks between March 12, 1996 and June 30, 1997. Also includes an aggregate of 170,000 shares of Common Stock held by Mr. Farrell's wife (142,500 shares), parents (20,000 shares), and son (7,500 shares), as to which shares, Mr. Farrell disclaims beneficial ownership.
(3) Renee Cossutta is the daughter of director Araldo Cossutta. The shares held in trust for the benefit of Mr. Cossutta's children and are not included in Mr. Cossutta's shares, as he has disclaimed beneficial ownership of such shares (See Note 1 above).
(4) Shares issued in connection with the acquisition of Cedar Computer Center, Inc. See "Related Party Transactions -- Acquisition of Cedar."
(5) Mr. Moskowitz was a consultant to the Company pursuant to a two-year consulting agreement which expired on September 30, 1995. Prior to October 1993, Mr. Moskowitz served as General Manager of Copley Systems Corporation since its acquisition by the Company in March 1993.
(6) Includes 40,000 shares of Common Stock issuable upon the conversion of 1,000 shares of Series D Preferred Stock. Also includes immediately exercisable options to purchase (i) 5,000 shares of Common Stock, which options are exercisable at $.10 per share and expire on March 30, 1999; (ii) 5,000 shares of Common Stock, which options are exercisable at $1.00 per share, and expire on July 12, 2000; and (iii) 10,000 shares of Common Stock, which options are exercisable at $4.00 per share and expire on October 12, 2001. Also includes 62,829 shares of Common Stock owned by Mr. Zappala's wife, as to which shares, Mr. Zappala disclaims beneficial ownership.
(7) Includes immediately exercisable options to purchase 25,000 shares of Common Stock, which options are exercisable at $1.00 per share and expire on September 30, 2000.
(8) Includes 20,000 shares of Common Stock issuable upon the conversion of 500 shares of Series D Preferred Stock. Also includes immediately exercisable options to purchase (i) 5,000 shares of Common Stock, which options are exercisable at $1.00 per share and expire on April 11, 2001; and (ii) 10,000 shares of Common Stock, which options are exercisable at $4.00 per share and expire on October 12, 2001.
(9) Includes an aggregate of (i) 198,000 shares to purchase Common Stock underlying immediately exercisable options; (ii) 200,000 shares to purchase Common Stock underlying options exercisable if the price of the Common Stock is at least $6.00 per share for a period of two consecutive weeks between March 12, 1996 and June 30, 1997; (iii) 516,000 shares of Common Stock issuable upon the conversion of 12,900 shares of Series D Preferred Stock; and (iv) 500,000 shares of Common Stock issuable upon the conversion of 125 shares of Series E Preferred Stock.

                        ITEM 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to hold office until the next annual meeting and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the persons named in the table below.

     At the 1995 annual meeting of stockholders held on October 12, 1995, Ronald
G. Farrell, Frank J. Zappala, Jr., Araldo Cossutta, Samuel C. McElhaney and Ronald G. Assaf were elected to the Company's Board of Directors.

     The following are the persons nominated to be directors of the Company, their respective ages, the year in which each was originally elected a director and, where applicable, the office of the Company held by the director. Each director elected will hold office until the next annual meeting of stockholders, expected to be held in October 1997, and until their respective successors have been duly elected and qualified:

                 NAME                     AGE                POSITION                SINCE
------------------------------------------------  ----------------------------------------------
Ronald G. Farrell......................    53     President, CEO and Chairman       May 22, 1994
Araldo A. Cossutta.....................    71     Director                          May 24, 1994
Frank J. Zappala, Jr...................    64     Director                          May 24, 1994
Ronald G. Assaf........................    61     Director                        April 11, 1995
Samuel C. McElhaney....................    44     Director                        April 11, 1995

     RONALD G. FARRELL has served as a director of the Company since May 22, 1994 and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since May 25, 1994. Mr. Farrell also has served as the Chief Executive Officer and Chairman of the Board of Directors of Systems since July 1992 and was the President of Systems from July 1992 to August 1995. Mr. Farrell is the founder and, since 1985, has served as President of R.G. Farrell, Inc. ("RGF") and RGF Investments, Inc. ("RGFI"), corporations wholly-owned by Mr. Farrell, both of which are companies engaged in financial consulting relating to private placements, public offerings and venture capital transactions. Mr. Farrell was President and Chairman of Sports/Leisure, Inc., a manufacturer of exercisewear sold throughout the United States, Canada and Europe, from March 1990 to June 1992.

     ARALDO A. COSSUTTA has served as a director of the Company since May 24, 1994. Mr. Cossutta served as a director of Systems from March 1993 to July 1994. In 1973, Mr. Cossutta formed, and has since served as principal of, Cossutta & Associates, Architects, P.C., located in New York, New York and Araldo Cossutta & Associates, Architects, located in Dallas, Texas, which are engaged in large scale, mixed use, commercial development projects in North America and Europe. From 1956 to 1973, Mr. Cossutta was with I.M. Pei & Partners in New York, New York, most recently as one of the four general partners of that firm.

     FRANK J. ZAPPALA, JR. has served as a director of the Company since May 24, 1994. Mr. Zappala served as a director of Systems from March 1993 to July 1994. Mr. Zappala has been retired since 1983 and is a private investor. Since 1987, Mr. Zappala has served as a director of First City Company, a privately held real estate management and development company located in Pittsburgh, Pennsylvania and as a director of First United Bancorp located in Boca Raton, Florida, a publicly held company traded on Nasdaq.

     RONALD G. ASSAF has served as a director of the Company since April 11, 1995. Mr. Assaf is the co-founder of Sensormatic Electronics Corporation ("Sensormatic"), a publicly held company traded on the New York Stock Exchange. Mr. Assaf has been Chairman of the Board of Sensormatic since 1971 and served as President and Chief Executive Officer of Sensormatic from 1974 to 1996. A Florida-based company, Sensormatic manufactures and sells electronic anti-shoplifting devices in the United States and over sixty countries. Mr. Assaf also serves on the board of directors of Hilite Industries, Inc., an automotive parts supply company traded on the Nasdaq Stock Market.

     SAMUEL C. MCELHANEY has been a director of the Company since April 11, 1995 and was an Executive Vice President of Systems from July 1994 to June 1996. Prior to the acquisition of Dataprint, Inc. by the

Company in July 1994, Mr. McElhaney served as its President, Chief Executive Officer and Chairman of the Board since its founding by Mr. McElhaney in 1979.

     Each director will serve on the Board of Directors for a period of one year or until his successor shall have been elected and qualified.

BOARD AND BOARD COMMITTEE MEETINGS

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit and Compensation Committees are comprised of Messrs. Assaf, Cossutta and Zappala. The Audit Committee reviews the engagement of the independent accountants, the scope of the annual audit undertaken by the independent accountants and the adequacy of the Company's internal control procedures, including those related to affiliated parties. The Compensation Committee reviews and recommends to the full Board of Directors all aspects of the compensation program for the executive officers. The Board's only other committee is its Stock Option Committee, whose members are Messrs. Assaf, Cossutta and Zappala. During the fiscal year ended June 30, 1996, there were seven meetings held by the Board of Directors, two meetings of the Audit Committee and two meetings of the Compensation Committee. All directors attended at least 75% of the meetings of the Board and the respective committees on which they serve.

COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors receives an annual director's fee of $15,000 for its regularly scheduled quarterly meetings, plus $1,000 for each additional meeting attended, $750 for each committee meeting attended and reimbursement for travel and lodging expenses incurred in connection with attending such meetings. Messrs. Farrell and McElhaney did not receive any additional compensation for serving on the Board of Directors.

     Each of Messrs. Cossutta, Zappala and Assaf received options to purchase 10,000 shares of the Company's Common Stock in connection with their election to the Company's Board of Directors in 1995 pursuant to the Company's 1994 Stock Option Plan, as amended (the "Plan"). Each of those options became exercisable on October 12, 1996 at an exercise price of $4.00 per share and expire on October 12, 2001.

     According to the formula set forth in the Plan, in each year that a non-employee director is newly elected to the Board of Directors of the Company, and on the anniversary of each succeeding re-election, he or she will receive an option having a six-year term to purchase 10,000 shares of Common Stock at a purchase price equal to the then current market price. Such options will not be exercisable for a one-year period commencing with the date of grant. The provisions of the Plan which govern grants of options to non-employee directors may not be amended more than once in any six-month period, other than to comply with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other applicable federal or state law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Federal securities laws require the Company's directors, certain of its officers, and persons owning beneficially more than ten percent (10%) of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. The Company is required to disclose any failure of persons, who at any time during the fiscal year, were directors, officers required to report, or more than ten percent (10%) beneficial owners, to file timely those reports during the year ended June 30, 1996 or prior years. The Company undertakes the responsibility to file all required reports on behalf of its directors and officers. To the Company's knowledge, based solely upon information furnished to the Company by its directors and certain of its officers, during the fiscal year ended June 30, 1996, all of the Company's directors, officers required to report, and greater than ten percent (10%) beneficial owners, made all such filings on a timely basis, except for the following: a Form 3 for Frank H. Slovenec, an officer of Systems, was not filed on a timely basis, and a Form 5 for Ronald G. Farrell, an officer and director of the Company, was not filed on a timely basis.

POSSIBLE INCREASE IN THE SIZE OF THE BOARD OF DIRECTORS

     The Board of Directors is presently considering increasing the size of the Board of Directors from five to seven members. Pursuant to the Company's bylaws, the number of directors may be increased by a majority vote of the Board of Directors, and any vacancies created by such increase in the number of directors may be filled by a majority vote of the remaining directors. Directors elected in such manner would hold office until the next annual meeting of stockholders.

     A final decision has not been made to increase the size of the Board of Directors, and no person has been identified as of the date hereof to fill any vacancy created by such an increase.

                               EXECUTIVE OFFICERS

     The following are the executive officers of the Company as of October 4, 1996, their respective ages, the year in which each was first elected an officer and the office of the Company held by each. Except as set forth below, each executive officer will hold office until the next annual meeting of the Board of Directors or until their respective successors have been duly elected and qualified.

             NAME                AGE                           POSITION
-----------------------------------------------------------------------------------------------
Ronald G. Farrell.............    53   Chief Executive Officer, Chairman of the Board of the
                                       Company and Systems and President of the Company
John F. Chiste................    40   Chief Financial Officer, Secretary, Treasurer of the
                                       Company and Systems

     JOHN F. CHISTE has been the Chief Financial Officer of the Company since May 24, 1994 and of Systems since January 1993. Prior to joining the Company, Mr. Chiste was Chief Financial Officer of Sports/Leisure, Inc. from May 1992 to December 1992. Prior to his employment by Sports/Leisure, Inc., Mr. Chiste was employed by Ernst & Young LLP for 13 years, most recently as a Senior Manager. Mr. Chiste is a Certified Public Accountant. Mr. Chiste's employment agreement with Systems will end on February 28, 1997 and Mr. Chiste has informed the Company that he will terminate his employment at that time.

     For information regarding Ronald G. Farrell, see the descriptions above under "Item 1 -- Election of Directors."

                                  COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth for each of the fiscal years 1994 through 1996, the compensation awarded to, earned by or paid to the Company's Chief Executive Officer, and the Company's other most highly compensated executive officers, whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company during the fiscal year ended June 30, 1996 (collectively the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                           -----------------------------------------------
                                                                               ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR      SALARY       BONUS       COMPENSATION
-----------------------------------------  ----     --------     --------     ------------
Ronald G. Farrell                          1996     $300,300     $448,215(1)    $ 14,117(2)(3)
  Chairman of the Board of                 1995      278,000      107,968         13,400(2)(3)
  Directors, President and                 1994      199,225       72,197         12,000(2)(3)
  Chief Executive Officer
John F. Chiste                             1996     $139,100     $102,287(1)    $  8,063(4)
  Chief Financial Officer                  1995      121,175       57,188          6,893(4)
  Secretary and Treasurer                  1994       95,350       28,878          6,906(4)
Frank H. Slovenec                          1996     $226,000     $ 65,000       $  5,976(5)
  President of Systems                     1995          -0-          -0-            -0-
                                           1994          -0-          -0-            -0-
Ira Cohen                                  1996     $206,600     $ 63,229       $ 12,513(6)
  Executive Vice President of              1995      185,191          -0-         12,470(6)
  Systems, Copley Systems Division         1994      146,205          -0-         12,743(6)
Samuel C. McElhaney                        1996     $190,750     $ 30,000       $ 13,643(7)
  Executive Vice President of              1995      250,000          -0-         16,766(7)
  Systems, Dataprint Division

---------------

(1) Includes a one time discretionary bonus of $255,000 and $25,000 paid to Mr. Farrell and Mr. Chiste, respectively, in connection with the acquisition of Cedar Computer Center, Inc.
(2) Consists of automobile allowance of $1,000 per month and an employer contribution to Mr. Farrell's 401(k) deferred compensation plan in 1996, 1995 and 1994 in the amounts of $2,117, $1,400 and $1,081, respectively.
(3) RGF, a company wholly-owned by Mr. Farrell, was paid one-time acquisition fees in 1995 and 1994 of $308,000 and $125,000, respectively, in connection with the acquisitions of Copley Systems Corporation and Dataprint, Inc. In addition, the Company has made certain payments on behalf of RGF, relating to overhead and rent for offices leased by RGF and subleased to the Company by RGF, in the aggregate amounts of $34,093, $35,361 and $32,287 for the years ended June 30, 1996, 1995 and 1994, respectively, which amounts approximate the rental expense incurred by RGF under its primary lease for such offices. See "Compensation Committee Interlocks and Insider Participation" below.
(4) Consists of auto allowance of $500 per month for all of fiscal 1996, 1995, 1994 and an employer contribution to Mr. Chiste's 401(k) deferred compensation plan in 1996, 1995 and 1994 in the amounts of $2,063, $893 and $906, respectively.
(5) Consists of auto allowance of $500 per month for fiscal 1996 and an employer contribution to Mr. Slovenec's 401(k) deferred compensation plan of $976 in fiscal 1996.
(6) Consists of auto allowances of $11,539, $11,539 and $11,723 in fiscal 1996, 1995 and 1994, respectively, and employer contributions to Mr. Cohen's 401(k) deferred compensation plan in 1996, 1995 and 1994 in the amounts of $974, $931 and $1,020, respectively.
(7) Consists of auto allowance of $12,000 and $16,766 in fiscal 1996 and 1995, respectively, and employer contributions to Mr. McElhaney's 401(k) deferred compensation plan in 1996 in the amount of $1,643.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Systems entered into an employment agreement with Mr. Farrell on August 1, 1992, which agreement was modified on July 12, 1994 and June 12, 1995, to extend the term thereof from December 31, 1996 to December 31, 1999. Pursuant to such employment agreement, Mr. Farrell received base compensation of $300,300, $278,000 and $199,225 during the years ended June 30, 1996, 1995 and 1994, respectively. Mr. Farrell's annual base compensation is $314,600 through December 31, 1996; thereafter, his base compensation will increase 10% annually over the amount established in the previous calendar period, throughout the remaining term of the agreement. The agreement also provides that Mr. Farrell shall be entitled to a bonus of 5% of the pre-tax net income of Systems for each fiscal year during the term of the agreement, but in no event may such bonus exceed 100% of his annual base compensation. During the term of his employment agreement and for a period of one year after his termination for cause or the voluntary termination of his employment agreement, Mr. Farrell may not directly or indirectly compete with Systems.

     In the event of termination by Systems without cause, Systems would be obligated under the employment agreement to pay Mr. Farrell earned compensation up to the date of termination, plus all compensation (including base salary and bonus) which would have been earned during the remainder of the term of employment agreement within ten days of such termination. If such termination occurs after December 31, 1998, Mr. Farrell would receive an additional amount of $250,000 within such ten day period.

     Mr. Farrell's employment agreement further provides that, in the event of a purchase, merger, consolidation or other event which results in a change in control of Systems, Systems will require any successor (whether direct or indirect, friendly or hostile) to all or substantially all of the business and/or assets of Systems, to compensate Mr. Farrell on the same terms as he would be entitled to under the employment agreement if he were terminated without cause and that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the termination date.

     Systems entered into an employment agreement with Mr. Slovenec effective September 1, 1995, which agreement was terminated on October 3, 1996. Pursuant to his employment agreement, Mr. Slovenec received base compensation of $250,000 for the fiscal year ended June 30, 1996. Mr. Slovenec was also entitled, under the agreement, to certain annual bonuses equal to a percentage of his base compensation. For a period of 18 months after his termination for cause or the voluntary termination of his employment agreement, Mr. Slovenec may not directly or indirectly compete with Systems.

     Systems entered into an employment agreement with Mr. Chiste commencing January 1, 1993, which agreement was subsequently modified to extend the term to February 28, 1997. Under the employment agreement, Mr. Chiste received base compensation of $139,100, $121,175 and $95,350 during the years ended June 30, 1996, 1995 and 1994, respectively. Mr. Chiste's base compensation was increased to $143,000 on an annualized basis through December 31, 1996. The agreement, as modified, also provides that Mr. Chiste shall be entitled to a bonus of 2% of the pre-tax net income of Systems for each fiscal year during the term of the agreement, but in no event may such bonus exceed a maximum of 75% of his annual base compensation. During the term of his employment agreement and for a period of two years after his termination for cause or his voluntary termination of his employment agreement, Mr. Chiste may not directly or indirectly compete with Systems. Mr. Chiste's employment agreement with Systems will end on February 28, 1997 and Mr. Chiste has informed the Company that he will terminate his employment at that time. Commencing February 1, 1997 and on the first day of each month thereafter through September 1, 1997, Mr. Chiste will receive a severance payment of $23,125 (or a total of $185,000).

     In the event of termination by Systems without cause, Mr. Chiste shall be entitled to compensation earned up to the date of termination plus all compensation he would have earned during the remaining term of the employment agreement at the time and in the manner as if such termination had not occurred. Mr. Chiste's employment agreement further provides that, in the event of a purchase, merger, consolidation or other event which results in a change in control of Systems, Systems will require any successor (whether direct or indirect, friendly or hostile) to all or substantially all of the business and/or assets of Systems, to pay Mr. Chiste all base and bonus compensation, and benefits due him under his employment agreement through and including December 31, 1998 as if Mr. Chiste were employed through that date.

     Copley Systems Corporation entered into an employment agreement with Mr. Cohen on October 1, 1993, which agreement was modified on July 12, 1994 and expired on June 30, 1996. For a period of two years after his termination for cause or his voluntary termination of his employment agreement, Mr. Cohen may not directly or indirectly compete with the Company. Commencing August 30, 1996 and ending July 30, 1997, Mr. Cohen will receive twenty-six equal payments of approximately $6,730 (or a total of $175,000) as severance.

     Dataprint, Inc. entered into an employment agreement with Mr. McElhaney on July 13, 1994, which agreement expired on July 12, 1995, providing for annual compensation of $250,000. Systems entered into a new employment agreement with Mr. McElhaney, effective October 1, 1995, which agreement expired on June 30, 1996 and provided for compensation of $175,000. On June 30, 1996, Mr. McElhaney voluntarily terminated his employment with Systems. For a period of three years after his termination for cause or his voluntary termination of his employment agreement, Mr. McElhaney may not directly or indirectly compete with Systems.

CONSULTING AGREEMENT

     Systems entered into a two-year consulting agreement with Michael Moskowitz, the founder of Copley, effective October 1, 1993, pursuant to which Mr. Moskowitz provided Systems with managerial, operational and financial consultation and advice from time to time. Mr. Moskowitz served as Copley's President from April 1984 to March 1993. The consulting agreement terminated on September 30, 1995, and provided for annual compensation of $150,000 during the first year of the term and $200,000 during the final year of the term.

KEY PERSON LIFE INSURANCE AND DIRECTORS AND OFFICERS LIABILITY INSURANCE

     The Company's Board of Directors has authorized the purchase of $2 million in life insurance on the life of Mr. Farrell and $1 million in life insurance on the life of Mr. Slovenec, of which the Company will be the beneficiary of 50% of the face amount and the officers' designees will be the beneficiaries of the remaining 50%.

     The Company has obtained a directors and officers liability insurance policy with a policy limit of $5 million for the benefit of its directors and officers. Under the policy, such persons are insured against certain liabilities incurred in the discharge of their duties, solely in their capacity as directors and officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's executive officers have employment agreements governing their compensation. The Chief Executive Officer's salary, as set forth in his employment agreement, was ratified by the Board of Directors, with Mr. Farrell abstaining. The salaries of the Company's other executive officers were determined by the entire Board of Directors, based on recommendations of the Chief Executive Officer, and are also set forth in employment agreements. Since the execution of the employment agreements, the Board of Directors has appointed a Compensation Committee, consisting of three non-employee directors, Messrs. Assaf, Cossutta and Zappala. The Board currently consists of Ronald G. Farrell, the Company's President, Chief Executive Officer and Chairman and four non-employee directors, Ronald G. Assaf, Araldo Cossutta, Frank Zappala and Samuel McElhaney.

     The Company subleases offices for its corporate headquarters in Boca Raton, Florida, from R.G. Farrell, Inc. ("RGF"), a Florida corporation wholly-owned by Mr. Farrell, for an aggregate annual rent of $32,400, which amount approximates the annual rent incurred by RGF under its primary lease. The Company's sublease will expire on February 28, 1997. The Company believes that the terms of the sublease from RGF are at least as favorable as those which the Company could obtain from an independent third party for similar space.

     On December 15, 1994, the Company's Board of Directors approved a personal loan to Mr. Farrell in the principal amount of $115,000 with interest accruing at an annual rate of prime plus 3%. The loan was secured by shares of Common Stock owned by RGFI. The note plus accrued interest thereon was paid in full on July 7, 1995.

     On May 15, 1996, the Company's Board of Directors approved a personal loan to Mr. Farrell in the principal amount of $200,000 with interest accruing at an annual rate of 5.76%. The loan was secured by shares of Common Stock owned by RGFI. The purpose of the loan was to assist in the payment of relocation expenses incurred in connection with Mr. Farrell's move to Atlanta, Georgia, the site of the Company's new corporate headquarters.

     As successor by merger to Dataprint, Inc., the Company leases offices for the Dataprint Division's headquarters in Charlotte, North Carolina from director Samuel McElhaney and his wife, Jane McElhaney, for an aggregate annual rent of $264,000. The Company believes that the terms of the sublease from the McElhaneys, which will expire on August 31, 1997, are at least as favorable as those which the Company could obtain from an independent third party for similar space.

     Three of the Company's directors, Messrs. Cossutta, Zappala and Assaf, have contractual registration rights with respect to 256,000, 40,000 and 20,000 shares of Common Stock, respectively. In addition, the former Chief Executive Officer of NEG, Inc., the Company's predecessor, has contractual registration rights with respect to 25,000 shares issuable upon the exercise of options. On June 14, 1996, the Company satisfied its initial registration obligations by registering for sale all such shares of Common Stock with the Securities and Exchange Commission.

COMPENSATION COMMITTEE REPORT

     Executive Compensation Policy -- The Company's overall compensation philosophy is as follows:

     - Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company;

     - Foster a performance-oriented environment, where compensation is based upon corporate performance as measured by achievement of short- and long-term objectives, taking into account economic conditions and competitive compensation levels;

     - Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision making; and

     - Promote a cohesive, team oriented ethic among members of senior management in order to maintain the competitive advantage of efficiently integrating diverse business capabilities.

     Base Compensation -- The Compensation Committee's approach to base compensation is to offer competitive salaries in comparison to those of other computer equipment resellers. Increases in base compensation will be based on the competence and performance of the Company's executives and take into account the performance of the Company.

     The Committee's policy is to enter into employment agreements with the Company's principal executive officers. In determining the compensation payable under such employment agreements, the Committee examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for compensation decisions. The salary of all officers is determined by the Board acting as a whole based on the recommendations of the Committee.

     The Committee believes that it is appropriate to specifically tie a portion of the compensation of its executive officers to the performance of the Company and its subsidiaries. Consequently, as discussed above, each executive officer's salary has two components, base salary and bonus compensation. Bonus compensation is determined as a percentage of the pre-tax net income of the division or divisions for which the executive is responsible, and, under certain circumstances, may be based upon specific accomplishments of the executive.

     The Committee also believes that stock ownership enhances management's focus on maximizing stockholder value. Consequently, the Company has also adopted an incentive stock option plan for its officers and employees. The administrators of that plan will allocate options to employees, including executive officers, based on an evaluation of their relative levels of responsibility for, and contribution to, the Company's operating results (in relation to the Company's other optionees) and the number of options then owned by the employee.

     CEO Compensation -- As indicated above, on August 1, 1992, Systems entered into an employment agreement with Mr. Farrell, which was subsequently amended on July 12, 1994 and June 12, 1995. The terms of such agreement, including the base salary and bonus compensation thereunder, were ratified by the Board of Directors, with Mr. Farrell abstaining. See "COMPENSATION -- Employment Agreements, Termination and Change-In-Control Arrangements" for information concerning Mr. Farrell's compensation.

     As Chairman and Chief Executive Officer, Mr. Farrell's total compensation is more directly related to corporate performance than other executive officers. Mr. Farrell founded the Company in July 1992. Since that time, the Company's net sales have increased from $0 in 1992 to approximately $450,000,000 for the fiscal year ended June 30, 1996. That growth was attributable to both acquisitions and internal growth. On March 30, 1993, the Company acquired Copley Systems Corporation ("Copley") of Westwood, Massachusetts. Effective July 1, 1994, the Company acquired Dataprint, Inc. ("Dataprint") of Charlotte, North Carolina. Effective July 1, 1995, the Company acquired the assets of Cedar Computer Center, Inc. ("Cedar") of Des Moines, Iowa. Copley, Dataprint and Cedar were each, respectively, one of the largest dealers of Hewlett-Packard computer products in the northeastern, southeastern and mid-western/western United States. Mr. Farrell identified the acquisition candidates, negotiated the terms of the acquisitions and obtained the necessary debt and equity financing to consummate the transactions.

     Accordingly, Mr. Farrell's base and bonus compensation, as established pursuant to the formula set forth in his employment agreement, increased by approximately 69% from fiscal 1993 to fiscal 1994, by approximately 42% from fiscal 1994 to fiscal 1995 and by approximately 28% from fiscal 1995 to fiscal 1996. In fiscal 1994, 1995 and 1996, respectively, approximately 60%, 25% and 27% of Mr. Farrell's total compensation pursuant to his employment agreement was represented by discretionary and performance bonuses. RGF, a company wholly-owned by Mr. Farrell, was paid one-time acquisition fees of $308,000 and $125,000, respectively, in connection with the acquisitions of Copley and Dataprint.

     Mr. Farrell was also granted options to purchase 200,000 shares of Common Stock during fiscal 1996. The Committee believes that this level of options places the proper emphasis on stock appreciation in Mr. Farrell's total compensation package and further strengthens the alignment of his interests with those of stockholders.

     Respectfully submitted by the Compensation Committee:

     Ronald G. Assaf
     Araldo A. Cossutta
     Frank J. Zappala, Jr.

STOCK PERFORMANCE

     The Company's Common Stock has been traded on the Nasdaq SmallCap Market since June 21, 1996 under the symbol CICC. During the period from the commencement of trading on the Nasdaq SmallCap Market through October 4, 1996, the high and low sale prices for the Common Stock were $5.00 and $0.75, respectively.

STOCK OPTION GRANTS

     The following table sets forth information regarding stock options granted to the Company's Named Officers during the fiscal year ended June 30, 1996 and the potential value of such options at the end of their terms, assuming certain levels of stock price appreciation:

                                                                                    POTENTIAL
                                                                                   REALIZABLE
                                                                                    VALUE AT
                                         INDIVIDUAL GRANTS                           ASSUMED
                         -------------------------------------------------        ANNUAL RATES
                                       PERCENT OF                                OF STOCK PRICE
                                         TOTAL                                    APPRECIATION
                           SHARES       OPTIONS                                    FOR OPTION
                         UNDERLYING    GRANTED TO                                    TERM(4)
                          OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
         NAME            GRANTED(#)   FISCAL YEAR     PRICE        DATE         5%            10%
-----------------------  ----------   ------------   --------   ----------   --------       --------
Ronald G. Farrell(1)...    200,000        46.2%       $ 4.00      3/12/02    $272,000       $618,000
John F. Chiste(2)......     25,000         5.8          4.00      1/30/02      34,000         77,250
Frank H. Slovenec(3)...    100,000        23.1          4.00      1/30/02     136,000        309,000
Ira Cohen(2)...........     25,000         5.8          4.00      1/30/02      34,000         77,250
Samuel C. McElhaney....         --          --            --           --          --             --

---------------

(1) The options granted to Mr. Farrell during fiscal 1996 will not vest unless and until such time as the price of Common Stock has been at least $6.00 per share for a period of two consecutive weeks between March 12, 1996 and June 30, 1997.
(2) The options granted to Mr. Chiste and Mr. Cohen during fiscal 1996 vest in one-third increments annually beginning on the first anniversary of the date of grant.
(3) The options granted to Mr. Slovenec during fiscal 1996 vest as follows:
     30,000 on July 1, 1996 and 1997, respectively, and 40,000 on July 1, 1998.
(4) Dollar amounts represent the potential realizable value of each grant of options assuming that the market price of the Common Stock appreciates in value from the date of grant to the expiration date at 5% and 10% annual rates of return. These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table provides certain information concerning the unexercised options to purchase shares of Common Stock held by the Company's Named Officers as of June 30, 1996. No stock options were exercised by any Named Officer of the Company during the fiscal year ended June 30, 1996.

                                                                            VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                           OPTIONS AT JUNE 30, 1996(#)        JUNE 30, 1996(1)
                                           ---------------------------   ---------------------------
                  NAME                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -----------   -------------   -----------   -------------
Ronald G. Farrell........................    118,000        200,000       $ 442,500      $ 150,000
John F. Chiste...........................     25,000         25,000          93,750         18,750
Frank H. Slovenec........................         --        100,000              --         75,000
Ira Cohen................................     42,900         25,000         160,875         18,750
Samuel C. McElhaney......................         --             --              --             --

---------------

(1) Dollar values are calculated based on the difference between the option exercise price and $4.75, the closing price of the Common Stock on June 28, 1996 as reported by Nasdaq.

EMPLOYEE SAVINGS PLANS

     Effective September 1, 1993, Copley terminated its profit sharing plan and adopted a 401(k) plan. Effective July 1, 1995, Systems adopted a 401(k) plan (the "401(k)") and the Copley 401(k) was merged with the Systems 401(k). Systems administers the 401(k) and all Systems employees are eligible to participate in the 401(k) upon completion of one year of service and the attainment of age 21. Voluntary employee pre-tax contributions may be made to the 401(k) in 1% increments from 1% to 15% of total gross annual compensation. Systems makes matching contributions of 25% of the first 4% of employee pre-tax contributions. In addition, as a one-time incentive for employees to enroll, Systems contributed $600 to the 401(k) for each employee who enrolled on September 1, 1993 (the "Incentive Bonus"). The employee's account balance, including Systems' contributions, will be 100% vested at all times. The Incentive Bonus will be subject to the same vesting schedule as the 401(k)'s vesting schedule. A participant is entitled to receive a distribution of the vested interest in his or her account upon retirement, death, permanent disability or termination of employment.

     Dataprint had a Profit Sharing Defined Contribution Plan with 401(k) Savings Plan, whereby Dataprint matched 50% of employee contributions up to 6% of salary deferrals. Effective July 1, 1995, the separate Systems and Dataprint 401(k) plans were merged into one plan.

     Cedar has a 401(k) plan under which all Cedar employees are eligible to participate upon completion of one year of service and the attainment of age 21. Voluntary employee pre-tax contributions may be made to the Cedar 401(k) in 1% increments from 1% to 15% of total gross annual compensation. Cedar does not make any matching contributions. Under ERISA, after expiration of a transition period beginning on July 1, 1995 and ending on the last day of the first plan year which begins after that date, the separate Systems and Cedar 401(k) plans will be treated as one for purposes of qualifying under ERISA minimum and nondiscriminatory coverage requirements.

EMPLOYEE INCENTIVE PLAN

     The Company has adopted a 1994 Employee Incentive Plan (the "Employee Incentive Plan"). Pursuant to the Employee Incentive Plan, key employees of the Company who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock appreciation rights, restricted stock awards, performance shares, performance units and awards consisting of combinations of such incentives. The Employee Incentive Plan is administered by the Compensation Committee. No Compensation Committee member will be eligible to participate in the Employee Incentive Plan. Subject to the provisions of the Employee Incentive Plan, the Compensation Committee has sole discretionary authority to interpret the Employee Incentive Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

     Shares of Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted, but will be subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Compensation Committee at the time the award is granted are not satisfied. A performance unit will provide for the future payment of cash or the issuance of shares of Common Stock to the recipient if continued employment or other performance objectives established by the Compensation Committee at the time of grant are attained. Stock bonus awards, restricted stock awards and performance unit awards may, in the discretion of the Compensation Committee, be settled in cash, on each date on which shares of Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of such shares on such date. The Company has reserved 5,000 shares of Common Stock for issuance under the Employee Incentive Plan. Pursuant to the Employee Incentive Plan, during 1996, the Company issued ten shares of its Common Stock to each of its 445 employees.

                           RELATED PARTY TRANSACTIONS

ACQUISITION OF CEDAR

     Effective July 1, 1995, Systems acquired substantially all of the assets, and assumed certain liabilities and obligations of Cedar, for an aggregate purchase price of approximately $16,183,000. The purchase price was determined by arm's-length negotiations between Cedar (n/k/a "The Current Exchange, Inc.") and Systems and is payable to Cedar as follows: approximately $9,860,000 in cash, $2,077,000 of subordinated promissory notes, $515,000 representing the fair value at the date of acquisition of 515,000 shares of Common Stock and $3,731,000 representing the fair value of the Company's guarantee that the Common Stock will have a market value of $10 per share at the end of three years following the sale. The cash portion of the purchase price was obtained from the Company's $70 million revolving credit facility with Congress Financial Corporation (New England).

     In connection with the acquisition of the assets of Cedar, Systems and Cedar entered into a lease agreement on July 1, 1995 for the lease of approximately 4,200 square feet of office space in Des Moines, Iowa, which space served as the former headquarters of Cedar and will continue to be the division headquarters for the Cedar Division. The lease provides for a term of one year and annual rent of approximately $37,000.

                 ITEM 2 -- AMENDMENT OF 1994 STOCK OPTION PLAN

     In April 1994, the Board of Directors of the Company approved the adoption of the 1994 Stock Option Plan (the "Plan"), which Plan was amended in June 1994 and September 1995. Such amendments to the Plan were approved by the Company's stockholders in July 1994 and October 1995, respectively. The Board of Directors has adopted, subject to approval by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, Amendment No. 2 to the Plan, a copy of which is annexed hereto as Exhibit A.

GENERAL

     Under the Plan, the Company has reserved an aggregate of 1,050,000 shares of Common Stock for issuance, of which options to acquire 957,750 shares are currently outstanding. The purpose of the Plan is to encourage stock ownership by certain officers, non-employee directors and key personnel, including consultants and advisors, of the Company and its wholly-owned subsidiaries, to give such persons a greater personal interest in the success of the Company's business, and to provide incentive to continue to advance and contribute to the Company. The Plan is administered by those members of the Board of Directors of the Company who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, which committee selects the persons who will be granted options under the Plan, prescribes the terms and provisions of each option granted (which need not be identical), specifies the number of shares subject to each option, sets the option price and determines the maximum period during which options may be exercised.

     Options granted under the Plan may either be options qualifying as incentive stock options (the "Incentive Options") under Section 422(a) of the Internal Revenue Code of 1986, as amended, or non-qualifying options ("Nonqualified Options"). Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant; provided, however, that the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each option and the manner in which it may be exercised is determined by the Board of Directors, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five years after the date of the grant.

     The individuals eligible to receive options under the Plan are employees, non-employee directors, advisors and consultants of the Company and its subsidiaries. Non-employee directors, advisors and consultants shall only be eligible to receive Nonqualified Options. Employees are eligible to receive both Incentive Options and Nonqualified Options. The Company currently has four non-employee directors and 511 employees who are eligible to participate in the Plan. In the event that an outstanding option terminates for any reason, the shares of Common Stock subject to the unexercised portion of such option shall again be available for grants under the Plan.

     Options granted under the Plan are nontransferable and nonassignable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the optionee. No option may be exercised after the expiration of its term. The Company receives no proceeds upon the grant of options. Any proceeds received by the Company from the sale of Common Stock on the exercise of options shall be used for general corporate purposes.

     Upon the occurrence of certain events involving a recapitalization or reorganization of the Company, the committee will make appropriate adjustments to the number of shares covered by each outstanding option and the per share exercise price thereof, in its discretion, to prevent dilution or enlargement of rights.

     The Board of Directors of the Company may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that without approval of the stockholders, no revision or amendment shall increase the number of shares of Common Stock that may be issued under the Plan, materially increase the benefits accruing to individuals holding options granted pursuant to the Plan or materially modify the requirements as to eligibility for participation in the Plan.

     The Plan currently provides that each existing non-employee director of the Company as of October 12, 1995, or any other non-employee as of the date he or she first becomes a director, shall automatically be granted a Nonqualified Option to purchase 10,000 shares of Common Stock. The options granted to the Company's non-employee directors have an exercise price of $4.00 per share. A Nonqualified Option to purchase an additional 10,000 shares of common stock shall be granted to each such non-employee director on each election to the Board, or one year anniversary of his or her last election and continued service on the Board (the "Formula Plan"). All such options granted to non-employee directors will have an exercise price per share equal to 100% of the fair market value per share of the Common Stock on the date of such grant, shall not be exercisable for a period of one year from the date of grant and shall expire on the earlier of (i) six years from the date of grant or (ii) 30 days after the optionee shall cease to be a member of the Board.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of an Incentive Option or a Nonqualified Option would not result in income for the grantee or in a deduction for the Company.

     The exercise of a Nonqualified Option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

     The exercise of an Incentive Option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and
(ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

     If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

THE PROPOSED AMENDMENT

     Amendment No. 2 would increase the number of shares of Common Stock reserved for issuance under the Plan from 1,050,000 shares to 1,800,000 shares. Presently, only 92,250 shares remain available for the grant of new options. With the increase, the shares of Common Stock available for issuance under the Plan will constitute 8.4% of the total shares of Common Stock outstanding on a fully diluted basis, assuming the granting of awards for all of the Common Stock available for issuance under the Plan and the issuance of such Common Stock upon the exercise thereof and assuming that all options, rights and warrants for Common Stock and all securities convertible into shares of Common Stock currently outstanding are exercised or converted.

     The Board of Directors believes that the Company's ability to grant additional stock options is important to the Company's ability to recruit and retain qualified personnel and directors.

VOTE REQUIRED FOR ADOPTION

     For approval of Amendment No. 2 to the Plan, the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is required. The Board of Directors recommends a vote FOR the adoption of Amendment No. 2 to the Plan.

              ITEM 3 -- RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP as the Company's certified independent public accountants with respect to its operations for the fiscal year ending June 30, 1997, subject to ratification of such appointment by the holders of Common Stock.

     To ratify the selection of Ernst & Young LLP, the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is required. The Board of Directors recommends a vote FOR this proposal.

     The Company anticipates that a representative of Ernst & Young LLP will be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote said proxy in accordance with his judgment in such matters.

                              REVERSE STOCK SPLIT

     At the 1995 annual meeting of stockholders, the stockholders approved a reverse stock split in which holders of Common Stock would receive four shares of Common Stock in exchange for every five shares of Common Stock held of record. The reverse stock split was adopted by the stockholders in connection with a proposed underwritten public offering of the Common Stock and was subject to the right of the Company's Board of Directors to abandon such action at any time. On March 12, 1996, the Company's underwriters determined not to proceed with the public offering and the Board of Directors decided not to effectuate the reverse stock split.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 1997 must be received for inclusion in the Company's proxy statement and form of proxy by June 1, 1997.

                                    EXHIBITS

     The following exhibits are attached hereto and incorporated herein by reference.

     A. Amendment No. 2 to 1994 Stock Option Plan.

Dated: Boca Raton, Florida
       October 17, 1996

                                   EXHIBIT A

                   AMENDMENT NO. 2 TO 1994 STOCK OPTION PLAN

RESOLVED, that the first sentence of Section 3 of the Company's 1994 Stock Option Plan be amended to read in its entirety as follows:

     Subject to adjustments pursuant to Section 9 of the Plan, no more than One Million Eight Hundred Thousand (1,800,000) shares in the aggregate of the Company's Common Stock (the "Reserved Shares") may be issued pursuant to the Plan to eligible participants.

                                                                       EXHIBIT B

                                     PROXY

                           COMPUTER INTEGRATION CORP.

    The undersigned stockholder hereby appoints RONALD G. FARRELL, the attorney and proxy of the undersigned, with power of substitution, to vote on behalf of the undersigned stockholder all the shares of stock of Computer Integration Corp. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486 on October 30, 1996 at 10:00 a.m., local time, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxy to vote as follows:

1. Election of five directors.

  / / FOR the election of the nominees listed below (except as marked to the contrary below):

 Ronald G. Farrell, Frank J. Zappala, Jr., Araldo A. Cossutta, Ronald G. Assaf
                            and Samuel C. McElhaney

  / / WITHHOLD AUTHORITY to vote for all the nominees listed above.

  / / WITHHOLD AUTHORITY to vote for individual nominee or nominees listed in the space provided below.

2. Approve Amendment No. 2 to the Company's 1994 Stock Option Plan, as amended.

                 / / FOR        / / AGAINST        / / ABSTAIN

            (CONTINUED AND TO BE DATED AND SIGNED ON THE OTHER SIDE)

3. Ratify the Company's selection of the accounting firm of Ernst & Young LLP as the Company's independent certified public accountants.

                 / / FOR        / / AGAINST        / / ABSTAIN

4. In his discretion, upon such other business as may be properly brought before the Annual Meeting.

   If this Proxy is properly executed and returned, the shares represented hereby will be voted as instructed. If not otherwise specified, this Proxy will be voted FOR all of the persons nominated as directors, and FOR each of proposals 2 and 3.

   PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME AND THE NAME AND TITLE OF THE DULY AUTHORIZED OFFICER SIGNING ON SUCH CORPORATION'S BEHALF.


                                                 Dated:___________________, 1996

                                                 _______________________________

                                                 _______________________________
                                                   (Signature of Stockholders)



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS